UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 21, 2014
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Expansion of the Board

At a meeting of the Board of Directors (the "Board") of Steven Madden, Ltd. (the "Company") held on February 21, 2014, the Board, upon the recommendation of the Nominating/Corporate Governance Committee, determined to expand the size of the Board from six members to seven members, such expansion to be effective as of April 28, 2014, the day prior to the Board's next regularly scheduled meeting.

Appointment of New Director

On February 21, 2014, at a meeting of the Board, also upon the recommendation of the Nominating/Corporate Governance Committee, the Board appointed Rose Peabody Lynch to fill the newly-created directorship resulting from the increase in the authorized number of directors constituting the Board from six members to seven members, such appointment to be effective as of April 28, 2014, the day prior to the Board's next regularly scheduled meeting. Upon the recommendation of the Nominating/corporate Governance Committee, the Board determined that Ms. Lynch is independent under the rules of The NASDAQ Stock Market. No committee appointments for Ms. Lynch have yet been made.

The expansion of the Board and the appointment of Ms. Lynch were effected as part of the Company's corporate governance planning.

Since 1997, Ms. Lynch has operated Marketing Strategies, LLC, a New York based consulting firm of which she is founder and President, which focuses on strategic marketing and operating issues for small to medium-sized companies. Prior to forming Marketing Strategies, LLC, Ms. Lynch held the position of Vice President, General Merchandise Manager of the Bath and Fragrance division of Victoria's Secret from 1993 through 1996 and held the position of President of U.S. operations of Trowbridge Gallery from 1989 through 1992. Prior to 1989, Ms. Lynch was President of Danskin, Inc. from 1986 through 1989 and, prior to that, she held the position of Director of Marketing successively with Elizabeth Arden, Inc. and Charles of the Ritz Group, Inc. Ms. Lynch received a BA from Princeton University and an MBA from Harvard University.

There is no arrangement or understanding between Ms. Lynch and any other person pursuant to which she was selected as a director nor are there any disclosable arrangements under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2014

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer